Exhibit 99.1

Selective Reports Results for the First Quarter of 2018 - Net Income per Diluted Share of $0.32; Non-GAAP Operating Income1 per Diluted Share of $0.46

In the first quarter of 2018:

•	Net premiums written grew 4%

•	Combined ratio was 99.2%

•	After-tax net investment income was up 30%, to $36 million

•	Annualized return on equity of 4.5% and non-GAAP return on equity of 6.5%

Branchville, NJ - May 2, 2018 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2018. Net income per diluted share was $0.32 compared to $0.85 a year ago, and non-GAAP operating income1 per diluted share was $0.46 compared to $0.86 a year ago.

“Our significant progress in generating profitable growth was masked by elevated catastrophe and non-catastrophe property losses, primarily related to the severe winter weather we experienced," said Gregory E. Murphy, Chairman and Chief Executive Officer. "We incurred $26 million of catastrophe losses and $106 million of total non-catastrophe insured property losses, which together exceeded our expectations by approximately $33 million, or $0.44 per share in the quarter. Our non-GAAP operating return on average equity ("ROE")1 was 6.5%, underperforming our target of 12.0% for 2018. While the first quarter financial results did not meet our expectations, events such as these reinforce the value we bring to our distribution partners and customers through our prompt response and excellent customer service that rebuild their lives and businesses."

Mr. Murphy continued, "Net premiums written grew 4% in the quarter, driven by continued solid growth in our standard commercial and personal lines segments, offset by a decline in premiums for excess and surplus lines. We achieved commercial lines renewal pure price increases of 3.2% during the first quarter of 2018, which was up from the full year 2017 level of 2.9%, while maintaining an impressive 85% retention rate. We are proud of our inside underwriters' ability to continue to generate renewal pure price increases that were in excess of expected overall claim inflation. Excess and surplus premiums declined in the quarter as we continued our efforts to improve profitability in this line through targeted underwriting actions. After-tax net investment income increased 30% in the quarter, to $36 million, driven largely by the implementation of tax reform this year, coupled with higher pre-tax yields on our fixed income investments."

Operating Highlights

Consolidated Financial Results	Quarter ended March 31,			Change
$ and shares in millions, except per share data	2018		2017
Net premiums written	$624.6		598.7	4%
Net premiums earned	591.8		560.9	6
Net investment income earned	43.2		37.4	16
Net realized and unrealized losses, pre-tax	(10.5)		(1.0)	(909)
Total revenues	626.7		600.5	4
Net underwriting income, after-tax	3.7		32.0	(88)
Net investment income, after-tax	35.8		27.5	30
Net income	18.9		50.4	(62)
Non-GAAP operating income[1]	27.3		51.1	(47)
Combined ratio	99.2%		91.2	8.0	pts
Loss and loss expense ratio	65.0		56.6	8.4
Underwriting expense ratio	33.8		34.6	(0.8)
Dividends to policyholders ratio	0.4		—	0.4
Catastrophe losses	4.4	pts	2.2	2.2
Non-catastrophe property losses	17.9		12.7	5.2
(Favorable) prior year statutory reserve development on casualty lines	(1.4)		(2.6)	1.2
Net income per diluted share	$0.32		0.85	(62)%
Non-GAAP operating income per diluted share[1]	0.46		0.86	(47)
Weighted average diluted shares	59.6		59.1	1
Book value per share	$28.25		27.34	3

Standard Commercial Lines

Standard Commercial Lines premiums, which represented 82% of our first quarter 2018 net premiums written, were up 5% in the quarter compared to a year ago. This growth reflects strong renewal pure price increases of 3.2%, excellent retention of 85%, and new business growth of 9%, to $98 million. The combined ratio in the first quarter was 98.5% an increase of 8.2 points from a year ago, driven by an increase in catastrophe losses of 2.7 points, an increase in non-catastrophe property losses of 3.8 points, and lower levels of favorable prior year casualty reserve development.

Standard Commercial Lines	Quarter ended March 31,			Change
$ in millions	2018		2017
Net premiums written	$509.1		483.5	5%
Net premiums earned	465.4		438.4	6
Combined ratio	98.5%		90.3	8.2	pts
Loss and loss expense ratio	63.0		55.1	7.9
Underwriting expense ratio	35.0		35.2	(0.2)
Dividends to policyholders ratio	0.5		—	0.5
Catastrophe losses	4.3	pts	1.6	2.7
Non-catastrophe property losses	15.2		11.4	3.8
(Favorable) prior year statutory reserve development on casualty lines	(1.7)		(3.7)	2.0

Standard Personal Lines

Standard Personal Lines premiums, which represented 11% of our first quarter 2018 net premiums written, increased 5% in the first quarter compared to a year ago, driven largely by strong renewal pure price increases of 3.8%, excellent retention of 85%, and a 4% increase in new business, to $12 million. The combined ratio in the first quarter was 102.0%, a 9.2-point increase from a year ago, which was driven by increases in non-catastrophe property losses of 11.6 points and catastrophe losses of 3.7 points. The elevated losses were partially offset by a 3.2 point decrease in the expense ratio and an improvement in prior year casualty development of 2.8 points compared to last year.

Standard Personal Lines	Quarter ended March 31,			Change
$ in millions	2018		2017
Net premiums written	$67.9		64.7	5%
Net premiums earned	74.3		71.2	4
Combined ratio	102.0%		92.8	9.2	pts
Loss and loss expense ratio	74.6		62.2	12.4
Underwriting expense ratio	27.4		30.6	(3.2)
Catastrophe losses	9.2	pts	5.5	3.7
Non-catastrophe property losses	34.5		22.9	11.6
Unfavorable prior year statutory reserve development on casualty lines	—		2.8	(2.8)

Excess and Surplus Lines

Excess and Surplus Lines premiums, which represented 7% of our first quarter 2018 net premiums written, decreased 6% in the first quarter compared to a year ago, driven by a 23% reduction in new business, reflecting our focus on improving profitability by implementing price increases and targeted underwriting actions. The combined ratio for the first quarter was 101.1%, 4.2 points higher than a year ago. This increase was mainly driven by an increase in current year loss costs of 4.8 points, coupled with elevated non-catastrophe property losses that were 7.5 points higher than a year ago. These impacts were partially offset by reductions in catastrophe losses of 3.9 points and the expense ratio of 3.1 points compared to a year ago.

Excess and Surplus Lines	Quarter ended March 31,			Change
$ in millions	2018		2017
Net premiums written	$47.6		50.5	(6)%
Net premiums earned	52.2		51.2	2
Combined ratio	101.1%		96.9	4.2	pts
Loss and loss expense ratio	69.0		61.7	7.3
Underwriting expense ratio	32.1		35.2	(3.1)
Catastrophe losses	(1.2)	pts	2.7	(3.9)
Non-catastrophe property losses	17.8		10.3	7.5

Investment Income

After-tax net investment income in the first quarter was $36 million, up 30% compared to a year ago. The improvement was driven by the reduction in the corporate federal tax rate in 2018 as a result of the implementation of tax reform, along with higher pre-tax yields on our core fixed income securities portfolio. After-tax new money yields averaged 2.6% during the quarter.

Investments	Quarter ended March 31,		Change
$ in millions, except per share data	2018	2017
Net investment income earned, after-tax	$35.8	27.5	30%
Net investment income per share	0.60	0.46	30
Effective tax rate	17.2%	26.6	(9.4)	pts
Average yields:
Fixed income securities:
Pre-tax	3.2%	3.0	0.2	pts
After-tax	2.7	2.2	0.5
Portfolio:
Pre-tax	3.0	2.8	0.2
After-tax	2.5	2.0	0.5

Balance Sheet

$ in millions, except per share data	March 31, 2018	December 31, 2017	Change
Total assets	$7,659.9	7,686.4	—%
Total investments	5,678.6	5,685.2	—
Short-term debt	55.0	—	NM
Long-term debt	439.2	439.1	—
Stockholders’ equity	1,659.8	1,713.0	(3)
Invested assets per dollar of stockholders’ equity	3.42	3.32	3
Book value per share	28.25	29.28	(4)

The 4% decrease in book value per share reflects unrealized losses on our investment portfolio coupled with dividends paid to shareholders, partially offset by net income earned in the quarter. Selective's Board of Directors declared an $0.18 per share quarterly cash dividend on common stock that is payable June 1, 2018, to shareholders of record as of May 15, 2018.
Guidance
For 2018, Selective has updated its full year guidance and expects to generate the following results:

•	A GAAP combined ratio, excluding catastrophe losses, of approximately 92.0%. This assumes no additional prior year casualty reserve development;

•	Catastrophe losses of 3.5 points;

•	After-tax net investment income of $150 million, which includes $8 million of after-tax net investment income from our alternative investments;

•
An overall effective tax rate of approximately 18%, which includes an effective tax rate of 17% for net investment income, reflecting a tax rate of 5.25% for tax-advantaged municipal bonds and a tax rate of approximately 21% for all other investments; and

•	Weighted average shares outstanding of 59.6 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 9:00 a.m. ET, on Thursday, May 3, 2018 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on June 5, 2018.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

1Reconciliation of Net Income to Non-GAAP Operating Income and Certain Other Non-GAAP Measures
Non-GAAP operating income, non-GAAP operating earnings per diluted share, and non-GAAP operating return on average equity differ from net income, earnings per share, and return on equity, respectively, by the exclusion of after-tax net realized and unrealized gains and losses on investments, if any.  They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses on sales of securities in any given period is largely discretionary as to timing.  In addition, these net realized investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, and unrealized gains and losses on equity securities, could distort the analysis of trends.  These operating measurements are not intended as a substitute for net income, earnings per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of net income, earnings per share, and return on equity to non-GAAP operating income, non-GAAP operating earnings per diluted share, and non-GAAP operating return on average equity, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Non-GAAP Operating Income

$ in millions	Quarter ended March 31,
	2018	2017
Net income	$18.9	50.4
Exclude: Net realized (gains) losses and OTTI	(3.5)	1.0
Exclude: Net unrealized losses	14.1	—
Net realized losses, OTTI, and unrealized losses	10.5	1.0
Exclude: Tax on net realized losses, OTTI, and unrealized losses	(2.2)	(0.4)
Non-GAAP operating income	$27.3	51.1
Reconciliation of Net Income per Diluted Share to Non-GAAP Operating Income per Diluted Share

	Quarter ended March 31,
	2018	2017
Net income per diluted share	$0.32	0.85
Exclude: Net realized (gains) losses and OTTI	(0.06)	0.02
Exclude: Net unrealized losses	0.24	—
Net realized losses, OTTI, and unrealized losses	0.18	0.02
Exclude: Tax on net realized losses, OTTI, and unrealized losses	(0.04)	(0.01)
Non-GAAP operating income per diluted share	$0.46	0.86

Reconciliation of ROE to Non-GAAP Operating ROE

	Quarter ended March 31,
	2018	2017
Return on Average Equity	4.5%	12.9
Exclude: Net realized (gains) losses and OTTI	(0.8)	0.3
Exclude: Net unrealized losses	3.3	—
Net realized losses, OTTI, and unrealized losses	2.5	0.3
Exclude: Tax on net realized losses, OTTI, and unrealized losses	(0.5)	(0.1)
Non-GAAP Operating Return on Average Equity	6.5%	13.1

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted, or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;

•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;

•	ratings downgrades could affect investment values and, therefore, statutory surplus;

•	the adequacy of our loss reserves and loss expense reserves;

•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods, and fires;

•	adverse market, governmental, regulatory, legal, or judicial conditions or actions;

•	the concentration of our business in the Eastern Region;

•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;

•	uncertainties related to insurance premium rate increases and business retention;

•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s, and Fitch;

•	our entry into new markets and businesses; and

•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com